UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	EW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As part of a planned refreshment of its bank credit facility, on July 15, 2022, Edwards Lifesciences Corporation (the “Company”) entered into a five-year credit agreement, dated as of July 15, 2022, among the Company and certain of its subsidiaries, as Borrowers, the lenders signatory thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”). The Credit Agreement, which is further described in Item 2.03 below, replaces the Company’s existing 2018 Credit Agreement (as defined in Item 1.02 below) and features improved pricing and other terms compared to the 2018 Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

As described in Item 2.03 below, on July 15, 2022, the Company terminated the Five Year Credit Agreement, dated as of April 30, 2018, by and among the Company, certain of its subsidiaries, the lenders signatory thereto, Bank of America, N.A., as Administrative Agent, JP Morgan Chase Bank, N.A., as Syndication Agent, and Morgan Stanley MUFG Loan Partners, LLC, Deutsche Bank Securities Inc., HSBC Bank USA, National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents (as amended, the “2018 Credit Agreement”). A description of the material terms of the 2018 Credit Agreement is contained in the Current Report on Form 8-K previously filed by the Company on April 30, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 15, 2022, the Company entered into the Credit Agreement to establish a new five-year $750 million multi-currency unsecured revolving credit facility (the “Revolving Facility”) to replace the existing $750 million unsecured revolving credit facility under the 2018 Credit Agreement. All committed pro rata United States dollar-denominated borrowings under the Revolving Facility will bear interest at a variable rate based on the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York plus a spread adjustment or base rate, at the Company’s election, subject to the terms and conditions thereof, plus, in each case, an applicable margin based on the Company’s leverage ratio or debt ratings. Subject to certain terms and conditions and the agreement of the lenders, the Company may increase the amount available under the Revolving Facility by up to an additional $250 million in the aggregate. The Credit Agreement matures July 15, 2027.

The Credit Agreement contains customary representations, warranties, covenants, events of default, terms and conditions, including limitations on liens, incurrence of debt, mergers and significant asset dispositions. The Company must also comply with a maximum leverage ratio. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations being declared due and payable and the Revolving Facility being terminated.

The Company expects to use any borrowings under the Revolving Facility for general corporate purposes. As of the date of the Current Report on Form 8-K, no amounts have been borrowed under the Revolving Facility.

The Company and its affiliates from time to time engage certain of the lenders under the Credit Agreement to provide banking and financial services. All of these engagements are negotiated at arm’s length.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Five Year Credit Agreement, dated as of July 15, 2022, among Edwards Lifesciences Corporation and certain of its subsidiaries, as Borrowers, the lenders signatory thereto and Bank of America, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2022

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Scott B. Ullem
Scott B. Ullem
Chief Financial Officer